UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 22, 2021

Date of Report (date of earliest event reported)

DROPBOX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38434	26-0138832
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1800 Owens St.

San Francisco, California 94158

(Address of principal executive offices)

(415) 857-6800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A Common Stock, par value $0.00001 per share	DBX	The NASDAQ Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On February 23, 2021, Dropbox, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, as representatives of the several initial purchasers (the “Initial Purchasers”), to issue and sell $653.0 million aggregate principal amount of 0% Convertible Senior Notes due 2026 (the “2026 Notes”) and $653.0 million aggregate principal amount of 0% Convertible Senior Notes due 2028 (the “2028 Notes” and, together with the 2026 Notes, the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be issued to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. In addition, the Company granted the Initial Purchasers an option to purchase, during a 13-day period following the entry into the Purchase Agreement, up to an additional $65.3 million aggregate principal amount of 2026 Notes and up to an additional $65.3 million aggregate principal amount of 2028 Notes on the same terms and conditions.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Convertible Notes and the Indentures

On February 26, 2021, the Company entered into an Indenture relating to the issuance of the 2026 Notes (the “2026 Indenture”) and an Indenture relating to the issuance of the 2028 Notes (the “2028 Indenture” and, together with the 2026 Indenture, the “Indentures”), in each case, between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will not bear interest and the principal will not accrete. The Notes may bear special interest as the remedy relating to the Company’s failure to comply with certain of its reporting obligations. The 2026 Notes will mature on March 1, 2026, and the 2028 Notes will mature on March 1, 2028, in each case, unless earlier converted, redeemed or repurchased.

The initial conversion rate for the 2026 Notes is 26.1458 shares of Class A Common Stock per $1,000 principal amount of such Notes (which is equivalent to an initial conversion price of approximately $38.25 per share). The initial conversion rate for the 2028 Notes is 28.2889 shares of Class A Common Stock per $1,000 principal amount of such Notes (which is equivalent to an initial conversion price of approximately $35.35 per share). The conversion rate for each series of Notes will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid special interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the relevant Indenture) or a notice of redemption, the Company will, in certain circumstances, increase the conversion rate of the relevant series of Notes by a number of additional shares for a holder that elects to convert all or a portion of its Notes of such series in connection with such make-whole fundamental change or who elects to convert such Notes that are subject to such notice of redemption.

Prior to the close of business on the business day immediately preceding December 1, 2025, in the case of the 2026 Notes, and prior to the close of business on the business day immediately preceding December 1, 2027, in the case of the 2028 Notes, the Notes will be convertible only under the following circumstances: (1) during any calendar quarter commencing after June 30, 2021 (and only during such calendar quarter), if the last reported sale price of the Class A Common Stock for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the relevant series of Notes on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which, for each trading day of that period, the trading price per $1,000 principal amount of 2026 Notes or 2028 Notes, as applicable, for such trading day was less than 98% of the product of the last reported sale price of the Class A Common Stock and the conversion rate for such series of Notes on each such trading day; (3) if the Company calls any or all of the Notes for redemption, such Notes called for redemption may be converted at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate transactions. On or after December 1, 2025, in the case of the 2026 Notes, and on or after December 1, 2027, in the case of the 2028 Notes, until the close of business on the second scheduled trading day immediately preceding the relevant maturity date, holders of the relevant series of Notes may convert all or a portion of their Notes of such series regardless of the foregoing conditions. Upon conversion, the principal portion of the Notes being converted will be settled in cash, and any amount in excess of the principal portion of such Notes will be settled in cash or shares of the Class A Common Stock or any combination thereof at the Company’s option.

The Company may not redeem the 2026 Notes prior to March 6, 2024, and the Company may not redeem the 2028 Notes prior to March 6, 2025. The Company may redeem for cash all or any part of the Notes, at its option, on or after March 6, 2024, in the case of the 2026 Notes, and on or after March 6, 2025, in the case of the 2028 Notes, if the last reported sale price of its Class A Common Stock has been at least 130% of the conversion price for the relevant series of Notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the series of Notes to be redeemed, plus any accrued and unpaid special interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.

Upon the occurrence of a fundamental change (as defined in the relevant Indenture) prior to the relevant maturity date, holders of the relevant series of Notes may require the Company to repurchase all or a portion of the Notes of such series for cash at a price equal to 100% of the principal amount of the series of Notes to be repurchased, plus any accrued and unpaid special interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s general unsecured obligations and will rank senior in right of payment to any existing and future indebtedness that is contractually subordinated to the Notes; rank equal in right of payment with the Company’s existing and future senior unsecured indebtedness that is not so subordinated; effectively rank junior in right of payment to any of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and be structurally subordinated to all indebtedness and other liabilities (including trade payables) of subsidiaries of the Company.

The following events are considered “events of default” with respect to a series of Notes, which may result in the acceleration of the maturity of such Notes:

(1) the Company defaults in any payment of special interest on the Notes of such series when due and payable and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal on the Notes of such series when due and payable at the stated maturity, upon any optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the Notes of such series in accordance with the relevant Indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;

(4) failure by the Company to comply with its obligations under the relevant Indenture with respect to consolidation, merger and sale of assets of the Company;

(5) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction when due with respect to the Notes of such series and the default continues for a period of three business days;

(6) failure by the Company to comply with any of its other agreements contained in the Notes of such series or the relevant Indenture, for a period 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes of such series then outstanding has been received;

(7) default by the Company or any of its significant subsidiaries (as defined in the relevant Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $75.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and, in the case of clauses (i) and (ii), such default is not cured or waived, such acceleration is not rescinded or such indebtedness is not paid or discharged, as the case may be, within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of Notes of such series then outstanding in accordance with the relevant Indenture; and

(8) certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries (as defined in the relevant Indenture).

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes of such series by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of, and accrued and unpaid special interest, if any, on, all the Notes of such series to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of, and any accrued and unpaid special interest on, the Notes of such series will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid special interest on the Notes of such series, if any, will be due and payable immediately.

The foregoing description is qualified in its entirety by reference to the text of the 2026 Indenture, the Form of 0% Convertible Senior Note due 2026, the 2028 Indenture, and the Form of 0% Convertible Senior Note due 2028, which are attached as Exhibits 4.1, 4.2, 4.3, and 4.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Convertible Note Hedge Transactions

On February 23, 2021, in connection with the pricing of the Notes, the Company entered into privately negotiated convertible note hedge transactions (the “Convertible Note Hedge Transactions”) with respect to the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), with each of Barclays Bank PLC, Bank of America, N.A., Goldman Sachs & Co. LLC, JPMorgan Chase Bank, N.A., RBC Capital Markets, LLC and UBS AG (collectively, the “Counterparties”). The Company paid an aggregate amount of approximately $249.5 million to the Counterparties for the Convertible Note Hedge Transactions. The Convertible Note Hedge Transactions collectively cover, subject to anti-dilution adjustments substantially similar to those in the Notes, approximately 35.5 million shares of Class A Common Stock, the same number of shares underlying the Notes, at an applicable strike price that initially corresponds to the applicable initial conversion price of the Notes, and are exercisable upon conversion of the relevant series of Notes. The Convertible Note Hedge Transactions will expire upon the relevant maturity date of the Notes.

The Convertible Note Hedge Transactions are expected generally to reduce the potential dilution to the Class A Common Stock upon conversion of the relevant series of Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of such converted Notes, as the case may be, in the event that the market price per share of the Class A Common Stock, as measured under the terms of the Convertible Note Hedge Transactions, is greater than the applicable strike price of those Convertible Note Hedge Transactions.

The Convertible Note Hedge Transactions are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Convertible Note Hedge Transactions.

The foregoing description of the Convertible Note Hedge Transactions is qualified in its entirety by reference to the copies of the forms of confirmation for the Convertible Note Hedge Transactions attached as Exhibit 10.2 and Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Warrant Transactions

In addition, concurrently with entering into the Convertible Note Hedge Transactions, on February 23, 2021, the Company separately entered into privately negotiated warrant transactions, whereby the Company sold to the Counterparties warrants expiring in 2026 (the “2026 Warrants”) and warrants expiring in 2028 (the “2028 Warrants” and collectively with the 2026 Warrants, the “Warrants”) to acquire, collectively, subject to anti-dilution adjustments, approximately 35.5 million shares of the Class A Common Stock, in each Warrant, at an initial strike price of $46.36 per share, which represents a premium of 100% over the last reported sale price of the Class A Common Stock of $23.18 on February 23, 2021. The Company received aggregate proceeds of approximately $190.9 million from the sale of the Warrants to the Counterparties. The Warrants were sold in private placements to the Counterparties pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

If the market price per share of the Class A Common Stock, as measured under the terms of the Warrants, exceeds the strike price of the Warrants, the Warrants could have a dilutive effect, unless the Company elects, subject to certain conditions, to settle the Warrants in cash.

The Warrants are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Warrants.

The foregoing description of the Warrants is qualified in its entirety by reference to the copies of the forms of confirmation for the 2026 Warrants attached as Exhibit 10.4 and the 2028 Warrants attached as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

Credit Agreement

On February 23, 2021, the Company entered into the Third Amendment and Restatement Agreement, dated as of February 23, 2021 (the “Amendment and Restatement Agreement”), by and among the Company, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A. as administrative agent (“Agent”), pursuant to which the Revolving Credit and Guaranty Agreement, dated as of March 20, 2014 (as amended, modified or supplemented, the “Existing Credit Agreement”), by and among the Company, the lenders party thereto and Agent, was amended and restated in its entirety (as so amended and restated, the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement amended and restated the Existing Credit Agreement to, among other things, (i) reduce the aggregate amount of revolving loan commitments from $725.0 million to $500.0 million and (ii) extend the maturity date from April 4, 2022 to February 23, 2026. The Amended and Restated Credit Agreement permits the Company, subject to the terms and conditions set forth therein, to obtain up to $250.0 million of additional revolving loan commitments.

The revolving credit facility provides the Lenders with a first-priority lien against substantially all of the Company’s intellectual property and certain other assets. Such lien may be automatically released and automatically reinstated under certain circumstances, as set forth in the Amended and Restated Credit Agreement.

Pursuant to the terms of the Amended and Restated Credit Agreement, the Company may issue letters of credit under the revolving credit facility, which reduce the total amount available for borrowing. Pursuant to the terms of the Amended and Restated Credit Agreement, the Company is required to pay an annual commitment fee that accrues at a rate of 0.20% per annum on the unused portion of the borrowing commitments under the revolving credit facility. In addition, the Company is required to pay a fee in connection with letters of credit issued under the revolving credit facility, which accrues at a rate of 1.375% per annum on the amount of such letters of credit outstanding. There is an additional fronting fee of 0.125% per annum multiplied by the average aggregate daily maximum amount available under all letters of credit. Borrowings under the revolving credit facility bear interest, at the Company’s option, at an annual rate based on LIBOR plus a spread of 1.375% or at an alternative base rate plus a spread of 0.375%. At closing, the Company had an aggregate of $44.1 million of letters of credit outstanding under the revolving credit facility, and the Company’s total available borrowing capacity under the revolving credit facility was $455.9 million.

The Amended and Restated Credit Agreement contains customary conditions to borrowing and covenants, including covenants that restrict the Company’s ability to incur indebtedness, grant liens, make distributions to holders of the Company or its subsidiaries’ equity interests, make investments, or engage in transactions with its affiliates. In addition, the Amended and Restated Credit Agreement contains financial covenants, including a consolidated leverage ratio incurrence covenant and a minimum liquidity balance maintenance covenant of $100.0 million, which includes any available borrowing capacity. The Amended and Restated Credit Agreement contains customary events of default relating to, among other things, payment defaults, breach of covenants, cross default to material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change in control events.

The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the copy attached as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 8.01	Other Events.

Launch Press Release

On February 22, 2021, the Company issued a press release announcing its intention to offer $567.5 million aggregate principal amount of 2026 Notes and $567.5 million aggregate principal amount of 2028 Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Upsize and Pricing Press Release

On February 24, 2021, the Company issued a press release announcing the upsize and pricing of its offering of $653.0 million aggregate principal amount of 2026 Notes and $653.0 million aggregate principal amount of 2028 Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated February 26, 2021, between the Registrant and U.S. Bank National Association (2026 Notes).

4.2	Indenture, dated February 26, 2021, between the Registrant and U.S. Bank National Association (2028 Notes).

4.3	Form of 0% Convertible Senior Note due 2026 (included in Exhibit 4.1).

4.4	Form of 0% Convertible Senior Note due 2028 (included in Exhibit 4.2).

10.1	Purchase Agreement, dated February 23, 2021, by and among the Registrant and J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, as representatives of the several initial purchasers listed in Schedule 1 thereto.

10.2	Form of Convertible Note Hedge Confirmation (2026 Notes).

10.3	Form of Convertible Note Hedge Confirmation (2028 Notes).

10.4	Form of 2026 Warrant Confirmation.

10.5	Form of 2028 Warrant Confirmation.

10.6	Third Amendment and Restatement Agreement to the Revolving Credit and Guaranty Agreement, by and among the Registrant, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of February 23, 2021.

99.1	Press Release, dated February 22, 2021.

99.2	Press Release, dated February 24, 2021.

104	Cover Page Interactive Data File, formatted in inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dropbox, Inc.

Date: February 26, 2021	By:	/s/ Bart Volkmer
Bart Volkmer Chief Legal Officer